Exhibit 16.1

September 30, 2009

Securities and Exchange Commission
Washington, D.C. 20549

RE:    China Skyrise Digital Service Inc. (formerly Getpokerrakeback.com)

We have read the statements that we understand China Skyrise Digital Service Inc. (formerly Getpokerrakeback.com) included in Item 4.01 of the Form 8-K report it filed regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to disagree with other statements made under Item 4.01.

Very truly yours,

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP